                                                                      Exhibit 23


                         INDEPENDENT AUDITOR'S CONSENT

THE STOCKHOLDERS AND
  BOARD OF DIRECTORS
FRONTIER AIRLINES, INC.:

We consent to the incorporation by reference in the registration statement (No. 333-07699) on Form S-3 and registration statement (No. 333-13333) on Form S-8 of Frontier Airlines, Inc. of our report dated June 20, 1997, except as to Note 12, which is as of June 30, 1997, relating to the balance sheets of Frontier Airlines, Inc. as of March 31, 1997, and the related statements of operations, stockholder's equity, and cash flows for each of the years ended March 31, 1997 and 1996, which report appears in March 31, 1997, annual report on Form 10-KSB of Frontier Airlines, Inc.

                             [SIGNATURE OF KPMG PEAT MARWICK LLP APPEARS HERE]
                                            KPMG Peat Marwick LLP

Denver, Colorado
July 10, 1997